EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2015 First Quarter Results

STAMFORD, Conn., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2015 first quarter, the three-month period ended December 31, 2014.

For the fiscal 2015 first quarter Star reported a 4.1 percent decrease in total revenue to $499.2 million, compared with revenue of $520.6 million in the prior-year period, as an increase in home heating oil and propane volume, higher sales of other petroleum products, and an increase in service and installation revenue were offset by the impact of lower selling prices. Per gallon selling prices fell largely due to a 23 percent decline in per gallon product cost as compared with the prior-year period.

Home heating oil and propane volume for the fiscal 2015 first quarter increased by 3.8 million gallons, or 3.6 percent, to 107.5 million gallons, as the additional volume provided by the Griffith acquisition, completed in March 2014, more than offset the impact of warmer temperatures, net customer attrition and other factors affecting volume. Temperatures in Star's geographic areas of operation for the fiscal 2015 first quarter were 5.5 percent warmer than during the fiscal 2014 first quarter and 7.4 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. Volume of other petroleum products sold rose by 10.8 million gallons, or 72.1 percent, to 25.8 million gallons, largely due to the additional volume provided by the Griffith acquisition.

During the fiscal 2015 first quarter, net income declined by $3.7 million to $15.6 million, as an unfavorable change in the fair value of derivative instruments of $13.7 million and the impact of warmer temperatures more than offset the impact of higher home heating oil and propane margins as well as the impact of the Griffith acquisition. The decline in the cost of home heating oil drove the non-cash change in the fair value of derivative instruments. Net income was also reduced by an increase in depreciation and amortization expense of $1.8 million, again largely due to the Griffith acquisition.

Adjusted EBITDA increased to $45.2 million, up $9.4 million, as the impact of the Griffith acquisition and higher home heating oil and propane per gallon margins more than offset the impact of warmer weather and an increase in operating costs.

"Fiscal 2015 got off to a good start, with our customers benefiting from lower oil prices and somewhat warmer-than-normal temperatures, without any adverse or unusual weather conditions," said Steven J. Goldman, Star Gas Partners' Chief Executive Officer. "Star has taken this opportunity to focus on continued excellent service and grow our operations organically, resulting in a net gain of 4,300 accounts across our home heating oil and propane business. So while revenue was down year-over-year due to lower selling prices, our customer retention once again improved, as did our per-gallon gross margins and overall Adjusted EBITDA."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as an analytical tool and so should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, February 5, 2015, at 11:00 a.m. (EST). The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service energy provider specializing in the sale of home heating products and services to residential and commercial customers. The Partnership also services and sells heating and air conditioning equipment and, in certain areas, provides home security and plumbing services. In addition, Star sells diesel fuel, gasoline and home heating oil on a delivery-only basis. Star is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward-Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2014 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal quarter ended December 31, 2014. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2014	2014
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$ 28,106	$ 48,999
Receivables, net of allowance of $8,390 and $9,220, respectively	181,405	123,800
Inventories	67,873	59,240
Fair asset value of derivative instruments	3,897	2,342
Current deferred tax assets, net	38,150	38,141
Prepaid expenses and other current assets	27,999	23,943
Total current assets	347,430	296,465

Property and equipment, net	66,029	67,419
Goodwill	209,331	209,331
Intangibles, net	98,443	100,783
Deferred charges and other assets, net	12,271	11,109
Total assets	$ 733,504	$ 685,107

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 41,616	$ 21,644
Fair liability value of derivative instruments	22,891	12,358
Accrued expenses and other current liabilities	103,740	102,934
Unearned service contract revenue	55,259	43,901
Customer credit balances	66,732	72,595
Total current liabilities	290,238	253,432

Long-term debt	124,602	124,572
Long-term deferred tax liabilities, net	25,650	25,181
Other long-term liabilities	9,678	8,677

Partners' capital
Common unitholders	306,731	296,968
General partner	(103)	(105)
Accumulated other comprehensive loss, net of taxes	(23,292)	(23,618)
Total partners' capital	283,336	273,245
Total liabilities and partners' capital	$ 733,504	$ 685,107

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,
(in thousands, except per unit data - unaudited)	2014	2013

Sales:
Product	$ 435,012	$ 463,387
Installations and service	64,205	57,223
Total sales	499,217	520,610
Cost and expenses:
Cost of product	309,249	358,577
Cost of installations and service	60,683	53,443
(Increase) decrease in the fair value of derivative instruments	8,290	(5,458)
Delivery and branch expenses	78,834	68,400
Depreciation and amortization expenses	6,158	4,359
General and administrative expenses	6,056	5,406
Finance charge income	(826)	(1,004)
Operating income	30,773	36,887
Interest expense, net	(3,460)	(3,623)
Amortization of debt issuance costs	(400)	(421)
Income before income taxes	26,913	32,843
Income tax expense	11,359	13,555
Net income	$ 15,554	$ 19,288
General Partner's interest in net income	88	109
Limited Partners' interest in net income	$ 15,466	$ 19,179

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.27	$ 0.33
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.03	0.04
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.24	$ 0.29

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,294	57,511

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2014	2013

Net income	$ 15,554	$ 19,288
Plus:
Income tax expense	11,359	13,555
Amortization of debt issuance cost	400	421
Interest expense, net	3,460	3,623
Depreciation and amortization	6,158	4,359
EBITDA	36,931	41,246

(Increase) / decrease in the fair value of derivative instruments	8,290	(5,458)
Adjusted EBITDA	45,221	35,788

Add / (subtract)
Income tax benefit	(11,359)	(13,555)
Interest expense, net	(3,460)	(3,623)
Provision for losses on accounts receivable	236	796
Increase in accounts receivables	(58,241)	(107,604)
Increase in inventories	(8,633)	(16,140)
Decrease in customer credit balances	(5,862)	(20,119)
Change in deferred taxes	230	3,332
Change in other operating assets and liabilities	28,448	27,986
Net cash used in operating activities	$ (13,420)	$ (93,139)

Net cash used in investing activities	$ (1,684)	$ (2,921)

Net cash provided by (used in) financing activities	$ (5,789)	$ 94,237

Home heating oil and propane gallons sold	107,500	103,700
Other petroleum products	25,800	15,000
Total all products	133,300	118,700
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com